EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No.103 to Registration Statement No. 002-42722 on Form N-1A of our report dated August 18, 2016, relating to the financial statements and financial highlights of Parametric Tax-Managed Emerging Markets Fund, one of the funds constituting the Eaton Vance Series Trust II (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended June 30, 2016, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

October 26, 2016